Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antigenics Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808 and 333-151745) on Form S-3 (Nos. 333-69582, 333-118171, 333-149116, 333-150326 and 333-151244) and on Form S-1 (No. 333-156556) of Antigenics Inc. of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Antigenics Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Antigenics Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2009